EXHIBIT 99.1
Encore Acquisition Company Announces Second Quarter 2007 Results
Second Quarter 2007 Production Increases to 41,384 BOE per Day
FORT WORTH, Texas—(BUSINESS WIRE)—July 31, 2007
Encore Acquisition Company (NYSE:EAC) (“Encore” or the “Company”) today reported unaudited second quarter 2007 results. The following table highlights certain reported amounts for the second quarter of 2007 as compared to the second quarter of 2006:
(In millions except average daily production, percentages and average price amounts)

	Three Months Ended June 30,
	2007	2006
Oil and natural gas revenues	$180.7	$131.8
Average daily production volumes (BOE/D)	41,384	30,867
Oil as percentage of total production volumes	69%	65%
Average realized combined price ($/BOE)	$47.99	$46.91
Weighted average diluted shares outstanding	54.0	53.5
Development and exploration related costs incurred	$98.4	$92.5
Adjusted EBITDAX	$120.5	$93.8
Net income	$15.2	$22.2
Encore’s net income for the second quarter of 2007 of $15.2 million ($0.28 per diluted share) includes non-cash derivative fair value charges of $11.4 million or $7.1 on a tax adjusted basis and a loss of $2.3 million on the sale of the Mid-Continent assets or $1.4 million on a tax adjusted basis. Excluding these charges, net income for the second quarter of 2007 was $23.7 million ($0.44 per diluted share) as compared to net income of $30.4 million for the second quarter of 2006 ($0.57 per diluted share) as presented on a similar basis. Net income excluding certain charges is defined and a reconciliation of Net income excluding certain charges to its most directly comparable GAAP measures is shown in the attached financial schedules.
Net income for the second quarter of 2007 was primarily lower than 2006 because of increased depletion, depreciation, and amortization expense and interest expense as a result of the Williston Basin and Big Horn Basin acquisitions. The Company used its cash proceeds from the Mid-Continent divestiture to reduce debt at the end of the second quarter of 2007 and plans to further reduce debt in the third quarter of 2007 with proceeds related to the Company’s planned Master Limited Partnership offering.
The Company’s oil and natural gas revenues of $180.7 million for the second quarter of 2007 rose 37% over the $131.8 million the Company reported in the second quarter of 2006. The Company attributed its higher revenues to increased production volumes, which rose to 41,384 BOE per day in the second quarter of 2007 from 30,867 BOE per day in the second quarter of 2006. The Company’s production in the second quarter of 2007 exceeded the high end of guidance of 40,300 by 1,084 BOE per day. Of the 41,384 BOE per day produced in the second quarter of 2007, approximately 4,900 BOE per day can be attributed to properties of which the Company divested in the Mid-Continent region during the second quarter of 2007. The net profits interests reduced reported production by approximately 1,300 BOE per day in the second quarter of 2007 versus 1,562 BOE per day in the second quarter of 2006.
Jon S. Brumley, Encore’s Chief Executive Officer and President, stated, “The second quarter included three positive events that will significantly change the face of Encore for the future. First, because of the pending upstream MLP, the capital structure will be more flexible and give the company a new tool to reduce debt. Second, Encore divested of $300 million of higher capital cost natural gas properties. Third, the Company made two significant oil acquisitions in the Rockies. These oil properties reside in our core area and are primarily waterfloods that fit our expertise. Because of the long-life nature of the Rockies properties and the quality of the Williston Basin upsides, the first two events of creating an MLP and divesting of the deep Mid-Continent natural gas properties were compelling.”
Adjusted EBITDAX for the second quarter of 2007 increased 28% to $120.5 million over the second quarter of 2006 Adjusted EBITDAX of $93.8 million. Adjusted EBITDAX is defined and a reconciliation of Adjusted EBITDAX to its most directly comparable GAAP measures is shown in the attached financial schedules.
Encore’s oil revenues were also positively impacted by a tightening of its oil differentials to NYMEX in the second quarter of 2007 as compared to the second quarter of 2006, which helped offset the overall market decline in oil prices over the period. The Company’s average wellhead oil price, which represents the net price the Company receives for its production, averaged $56.07 per Bbl ($8.96 per Bbl differential to NYMEX) for the second quarter of 2007 versus an average wellhead oil price of $58.34 per Bbl ($12.36 per Bbl differential to NYMEX) for the second quarter of 2006. Most notably, the Cedar Creek Anticline oil wellhead differential to NYMEX tightened to an average of $7.35 per Bbl for the second quarter of 2007 from $15.41 per Bbl in the second quarter of 2006. The Company expects differentials for Cedar Creek Anticline to average $9.00 per Bbl in the third quarter of 2007 increasing to $12.00 per Bbl in the fourth quarter of 2007. For the Company as a whole, differentials of $8.50 in the third quarter and $11.00 in the fourth quarter are expected. Oil production represented 69% of the Company’s total sales volumes in the second quarter of 2007.
Lease operations expenses were $37.6 million ($9.97 per BOE) for the second quarter of 2007 versus $23.1 million ($8.23 per BOE) for the second quarter of 2006. The Company’s lease operations expense per BOE was below the low end of the guidance range of $10.35 per BOE by $0.38 per BOE, as the Company’s lease operations expenses were spread over stronger than expected production volumes for the quarter.
Ben Nivens, Encore’s Chief Operating Officer, stated, “Our operating costs were below expectations for the 2nd quarter of 2007. In the 3rd quarter of 2007, we expect to remain at the low end of our oil peers even after divesting of low lifting cost natural gas volumes in the Mid-Continent.”
The Company invested $98.4 million in its drilling and exploration programs during the second quarter of 2007, drilling 52 gross (17.6 net) wells. Of the $98.4 million invested, $13.1 million can be attributed to properties of which the Company divested in the Mid-Continent region during the second quarter of 2007.
The Company’s Board of Directors has authorized an increase in the capital budget to $370 million for 2007 based on the success of the capital program in the first half of the year.
Operations Update
— The Company continued its success in the West Texas joint venture by investing $15.9 million and operating four drilling rigs for the quarter. The wells in the West Texas joint venture continue to exceed original expectations. The Company successfully completed two wells in the second quarter of 2007, including the final commitment well at the Wilshire field. The Wilshire well had an initial rate of 5 MMCFE per day which was 1.5 MMCFE per day above pre-spud projections. The Company began drilling two additional wells that were not completed during the quarter that are anticipated to be completed in the 3rd quarter of 2007. The Company has completed drilling fourteen of the twenty-four wells under the joint venture agreement and expects drilling or completing an additional seven commitment wells by the end of 2007. The Company has strengthened its drilling department by adding additional personnel with significant industry experience in an effort to drill the wells more efficiently, which it expects will result in lower drilling costs and improved rates of returns for the projects.
— The Company acquired 48,000 net acres in the prolific Bakken play in the Williston Basin acquisition in April of 2007 and has since added an additional 31,000 net acres for a total current holding of 79,000 net acres. In addition to its increased acreage position during the quarter, the Company has also been able to capitalize on opportunities to acquire additional working interests in certain projects in the Bakken. During the second quarter, the Company successfully drilled and completed two wells in the Bakken play and completed two wells spud by the previous operator. Encore was encouraged not only by the resulting production, but also by its ability to drill these wells at a lower cost than the Company projected during its initial analysis. The Company hopes to have drilled and completed five to six additional wells in the Bakken play by the end of year. Because of Encore’s ability to reduce drilling and completion costs, the Company anticipates adding an additional rig in the area in late 2007 and is currently evaluating the possibility of adding a third rig in 2008.
— The Company’s attention to its Bell Creek properties has made a notable impact on its current and expected future production. These properties, in which the Company has a 100% working interest, averaged 453 BOE per day in the fourth quarter of 2006. Now, after successful implementation of a pilot polymer injection process and waterflood reactivation the properties averaged production increased 58% to 716 BOE per day in the second quarter of 2007. The Company is targeting future production from these properties double from fourth quarter 2006 to average 900 BOE per day by the end of 2007.
— The original two wells the Company drilled in late 2006 in New Mexico were still averaging approximately 9 MMCFE per day in the second quarter of 2007. The Company has acquired rights to an additional 5,500 net acres in 2007 and now holds an acreage position of approximately 9,800 net acres in the area. The Company commenced drilling in this area again in the third quarter of 2007 and is expected to operate 2 rigs in the area in 2008.
Liquidity Update
At June 30, 2007, the Company’s long-term debt, net of discount, was $1.3 billion, including $150 million of 6.25% Senior Subordinated Notes due April 15, 2014, $300 million of 6.0% Senior Subordinated Notes due July 15, 2015, $150 million of 7.25% Senior Subordinated Notes due 2017, and $707 million of outstanding borrowings under the Company’s revolving credit facilities.
Outlook
The Company believes that it will be able to grow production by 6 — 8% organically year-over-year in 2008 after adjusting for production volumes attributable to the sale of the Mid-Continent properties. The Company believes that it will be able to achieve these results with capital expenditures equivalent to discretionary cash flow in 2008.
“After replacing our short-lived deep Mid-Continent production base with long-lived stable oil assets with our Williston Basin and Big Horn Basin acquisitions, we have set ourselves up to improve capital efficiency, grow organically, and enhance our full-cycle margins,” stated Mr. Nivens. He continued, “We expect production growth beginning in the fourth quarter of 2007 and continuing into 2008.”
The Company expects the following in the third quarter of 2007:

Average daily wellhead production volumes	36,000 to 37,000 BOE
Average daily net profits production volumes	1,250 to 2,000 BOE
Average daily reported production volumes	34,000 to 35,750 BOE
Oil and natural gas related capital	$85 to $95 million
Lease operations expense	$10.50 to $11.00 per BOE

General and administrative expenses	$1.75 to $2.25 per BOE

Depletion, depreciation, and amortization	$13.50 to $14.50 per BOE
Production, ad valorem, and severance taxes	9.5% of wellhead revenues
Income tax expense	37.5% effective rate
Income tax expense deferred	97% deferred
Conference Call Details:
Title: Encore Acquisition Company Conference Call
Date and Time: Wednesday, August 1, 2007 at 10:00 A.M. Central Time
Webcast: Listen to the live broadcast via http://www.encoreacq.com

Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above.
A replay of the conference call will be archived and available via Encore’s website at the address above or by dialing 800-642-1687 and entering conference ID 10407905. The replay will be available through August 15, 2007. International or local callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, we have acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the benefits of acquisitions and joint venture arrangements, reserve growth, reserve potential, debt reduction plans, expected production volumes, expected expenses, expected taxes (including the amount of any deferral), expected capital expenditures (including, without limitation, as to amount and property), Encore’s ability to operate inside cash flows from operations, benefits from increased working interests, and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; hedging arrangements (including the costs associated therewith); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; risks related to Encore’s high-pressure air program; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and

Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements. This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of the proposed master limited partnership, and there will not be any sale of any such securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state.
Contact:
Encore Acquisition Company, Fort Worth
Bob Reeves, Chief Financial Officer
817-339-0918
rcreeves@encoreacq.com

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Condensed Consolidated Statements of Operations	(unaudited)		(unaudited)
(in thousands, except per share amounts):
Revenues:
Oil	$135,596	$92,434	$218,219	$168,549
Natural gas	45,131	39,343	78,109	76,873
Marketing	8,916	25,716	23,857	60,032

Total revenues	189,643	157,493	320,185	305,454

Expenses:
Production:
Lease operations	37,552	23,118	68,072	45,854
Production, ad valorem, and severance taxes	19,232	12,580	31,747	24,822
Depletion, depreciation, and amortization	52,318	27,988	87,346	55,008
Exploration	3,415	4,016	14,936	6,025
General and administrative	6,188	5,421	13,548	11,949
Marketing	8,507	24,914	23,518	57,660
Derivative fair value loss	6,766	10,794	52,380	13,100
Loss in divestiture of oil and gas properties	2,310	—	2,310	—
Other operating	2,441	1,068	5,006	2,596

Total operating expenses	138,729	109,899	298,863	217,014

Operating income	50,914	47,594	21,322	88,440
Interest and other	(27,219)	(10,290)	(43,075)	(21,956)

Income (loss) before income taxes	23,695	37,304	(21,753)	66,484
Current income tax provision	(369)	(820)	(249)	(1,102)
Deferred income tax benefit (provision)	(8,155)	(14,249)	7,745	(25,211)

Net income (loss)	$15,171	$22,235	$(14,257)	$40,171

Net income (loss) per common share:
Basic	$0.29	$0.42	$(0.27)	$0.79
Diluted	$0.28	$0.42	$(0.27)	$0.78

Weighted average common shares outstanding:
Basic	53,143	52,631	53,111	50,724
Diluted	54,020	53,532	53,111	51,663

	Six Months Ended
	June 30,
	2007	2006
Condensed Consolidated Statements of Cash Flows (in thousands):	(unaudited)
Net income (loss)	$(14,257)	$40,171
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash and other items	168,860	110,177
Changes in operating assets and liabilities	(73,278)	(18,872)

Net cash provided by operating activities	81,325	131,476

Net cash used in investing activities	(701,121)	(166,375)

Financing activities:
Net proceeds from (payments on) long-term debt	639,000	(80,000)
Net proceeds from issuance of common stock	—	126,890
Other	(15,029)	(12,982)

Net cash provided by financing activities	623,971	33,908

Increase (decrease) in cash and cash equivalents	4,175	(991)
Cash and cash equivalents, beginning of period	763	1,654

Cash and cash equivalents, end of period	$4,938	$663

	June 30,	December 31,
	2007	2006
Condensed Consolidated Balance Sheets (in thousands):	(unaudited)
Total assets	$2,661,396	$2,006,900

Liabilities (excluding long-term debt)	$534,622	$528,339
Long-term debt	1,300,962	661,696
Stockholders’ equity	825,812	816,865

Total liabilities and stockholders’ equity	$2,661,396	$2,006,900

Working capital (a)	$(10,325)	$(40,745)

(a)	Working capital is defined as current assets minus current liabilities.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Production volumes:
Oil (MBbls)	2,611	1,813	4,517	3,678
Natural gas (MMcf)	6,927	5,977	13,036	12,084
Combined (MBOE)	3,766	2,809	6,690	5,692

Daily production:
Oil (Bbls/d)	28,696	19,920	24,957	20,319
Natural gas (Mcf/d)	76,123	65,682	72,022	66,765
Combined (BOE/d)	41,384	30,867	36,961	31,447

Average prices:
Oil (per Bbl)	$51.92	$50.99	$48.31	$45.82
Natural gas (per Mcf)	$6.52	$6.58	$6.00	$6.36
Combined (per BOE)	$47.99	$46.91	$44.29	$43.12

Average costs per BOE:
Lease operations expense	$9.97	$8.23	$10.18	$8.06
Production, ad valorem, and severance taxes	$5.11	$4.48	$4.75	$4.36
Depletion, depreciation, and amortization	$13.89	$9.96	$13.06	$9.66
Exploration	$0.91	$1.43	$2.23	$1.06
General and administrative	$1.64	$1.93	$2.03	$2.10
Derivative fair value loss	$1.80	$3.84	$7.83	$2.30
Other operating	$0.65	$0.38	$0.75	$0.46
Marketing gain	$(0.11)	$(0.29)	$(0.05)	$(0.42)

Derivative Summary as of June 30, 2007 (unaudited)
Oil Derivative Contracts

	Daily	Average	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Short Floor	Short Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume (b)	Price (b)	Volume	Price	Volume	Price
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
July — Dec 2007	14,500	$56.72	—	$—	—	$—	3,000	$36.75
Jan — Jun 2008	18,500	62.84	(4,000)	50.00	—	—	1,000	58.59
July — Dec 2008	14,500	63.62	(4,000)	50.00	—	—	—	—
Jan — Dec 2009	6,000	68.83	(5,000)	50.00	—	—	1,000	68.70
Natural Gas Derivative Contracts

	Daily	Average	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Short Floor	Short Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume (b)	Price (b)	Volume	Price	Volume	Price
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(Per Mcf)	(Mcf)	(per Mcf)
July — Dec 2007	36,500	$6.85	—	$—	2,000	$9.85	10,000	$4.99
Jan — Dec 2008	24,000	6.58	—	—	2,000	9.85	—	—
Jan — Dec 2009	4,000	7.70	—	—	2,000	9.85	—	—

(b)	Short put positions represent floors the Company sold.

NON-GAAP FINANCIAL MEASURES
This press release includes a discussion of Adjusted EBITDAX, which is a non-GAAP financial measure. The following table provides reconciliations of Adjusted EBITDAX to net income and net cash from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

	Three Months Ended June 30,
	2007	2006
Adjusted EBITDAX Reconciliation (in thousands)	(unaudited)
Net income	$15,171	$22,235
Depletion, depreciation, and amortization	52,318	27,988
Non-cash stock-based compensation	2,410	1,200
Exploration	3,415	4,016
Interest expense and other	27,219	10,290
Income taxes	8,524	15,069
Non-cash derivative fair value loss	11,428	13,000

Adjusted EBITDAX	120,485	93,798
Change in operating assets and liabilities	(28,930)	(5,744)
Other non-cash expense	3,824	1,835
Interest expense and other	(27,219)	(10,290)
Current income taxes	(369)	(820)
Cash exploration expense	790	(1,970)
Purchased options	(2,315)	—

Cash flows from operating activities	$66,266	$76,809

Adjusted EBITDAX is used as a supplemental financial measure by the Company’s management and by external users of the Company’s financial statements such as investors, commercial banks, research analysts and others, to assess (1) the financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis; (2) the ability of the Company’s assets to generate cash sufficient to pay interest costs and support its indebtedness; (3) the Company’s operating performance and return on capital as compared to those of other entities in the oil and natural gas industry, without regard to financing or capital structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
Adjusted EBITDAX should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. The Company’s definition of Adjusted EBITDAX may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDAX in the same manner.
This press release also includes a discussion of “Net income excluding certain charges”, which is a non-GAAP financial measure. The following table provides reconciliations of “Net income excluding certain charges” to net income, our most directly comparable financial performance and liquidity measure calculated and presented in accordance with GAAP.

	Three Months Ended June 30,
	2007		2006
		Per Diluted		Per Diluted
	Total	Share	Total	Share
(in thousands)	(unaudited)
Net income	$15,171	$0.28	$22,235	$0.42
Add: non-cash derivative fair value losses	11,428	0.21	13,000	0.24
Less: tax benefit on non-cash derivative fair value losses	(4,286)	(0.08)	(4,875)	(0.09)
Add: loss on divestiture of oil and gas properties	2,310	0.04	—	—
Less: tax benefit of loss on divestiture of oil and gas properties	(866)	(0.02)	—	—

Net income excluding certain charges	$23,757	$0.44	$30,360	$0.57

The Company believes that the exclusion of these charges enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.
“Net income excluding certain charges” should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. The Company’s definition of “Net income excluding certain charges” may not be comparable to similarly titled measures of another company because all companies may not calculate “Net income excluding certain charges” in the same manner.